Exhibit 99.2

AMERICAN SHALE OIL, LLC.

(A Development Stage Company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON

FINANCIAL STATEMENTS

To the members of American Shale Oil, LLC,

We have audited the accompanying balance sheet of American Shale Oil, LLC (A Development Stage Company) (the “Company”) as of July 31, 2011 and the related statement of operations, members’ (deficit) interest, and cash flows for the year then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of July 31, 2011, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has incurred recurring net losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regards to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The accompanying balance sheet of the Company as of July 31, 2010, and the related statements of operations, members’ (deficit) interest and cash flows for the two year period then ended and for the period from April 10, 2008 (inception) to July 31, 2010, were not audited by us and, accordingly, we do not express an opinion on them.

/s/ Zwick and Banyai, PLLC

Zwick and Banyai, PLLC
Southfield, Michigan

October  6, 2011

AMERICAN SHALE OIL, LLC (A Development Stage Company)

BALANCE SHEETS

July 31 (in thousands)	2011	2010
	(Audited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,492	$4,446
Prepaid expenses	148	203
Other current assets	8	7
TOTAL CURRENT ASSETS	3,648	4,656
Property and equipment, net	75	15
Other assets	567	453
TOTAL ASSETS	$4,290	$5,124
LIABILITIES AND MEMBERS’ (DEFICIT) INTEREST
CURRENT LIABILITIES:
Trade accounts payable	$276	$144
Due to Members	127	190
Accrued expenses	6,402	1,032
TOTAL CURRENT LIABILITIES	6,805	1,366
Other liabilities	437	232
TOTAL LIABILITIES	7,242	1,598
Commitments and contingencies
MEMBERS’ (DEFICIT) INTEREST:
Members’ contributions	39,072	19,359
Accumulated deficit during the development stage	(42,024)	(15,833)
TOTAL MEMBERS’ (DEFICIT) INTEREST	(2,952)	3,526
TOTAL LIABILITIES AND MEMBERS’ (DEFICIT) INTEREST	$4,290	$5,124

See accompanying notes to financial statements.

AMERICAN SHALE OIL, LLC (A Development Stage Company)

STATEMENTS OF OPERATIONS

(in thousands)	Year ended July 31,
	2011	2010	2009	For the period from April 10, 2008 (inception) to July 31, 2011
	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUES	$—	$—	$—	$—
COSTS AND EXPENSES:
General and administrative	767	910	851	2,956
Research and development	25,423	7,100	5,962	39,072
TOTAL COSTS AND EXPENSES	26,190	8,010	6,813	42,028
Loss from operations	(26,190)	(8,010)	(6,813)	(42,028)
Interest (expense) income, net	(1)	(2)	4	4
NET LOSS	$(26,191)	$(8,012)	$(6,809)	$(42,024)

See accompanying notes to financial statements.

AMERICAN SHALE OIL, LLC (A Development Stage Company)

STATEMENTS OF MEMBERS’ (DEFICIT) INTEREST
(in thousands)

	Year ended July 31,
	2011	2010	2009	For the period from April 10, 2008 (inception) to July 31, 2011
	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
BALANCE AT BEGINNING OF PERIOD	$3,526	$1,587	$574	$—
Members’ contributions	19,713	9,951	7,822	39,072
Net loss	(26,191)	(8,012)	(6,809)	(42,024)
BALANCE AT END OF PERIOD	$(2,952)	$3,526	$1,587	$(2,952)

See accompanying notes to financial statements.

AMERICAN SHALE OIL, LLC (A Development Stage Company)

STATEMENTS OF CASH FLOWS

(in thousands)	Year ended July 31,
	2011	2010	2009	For the period from April 10, 2008 (inception) to July 31, 2011
	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net loss	$(26,191)	$(8,012)	$(6,809)	$(42,024)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6	4	1	11
Change in assets and liabilities:
Prepaid expenses	54	(149)	(54)	(148)
Other current assets and other assets	(115)	(63)	(397)	(575)
Due to Members	(63)	(3)	193	127
Trade accounts payable, accrued expenses and other liabilities	5,708	641	662	7,115
Net cash used in operating activities	(20,601)	(7,582)	(6,404)	(35,494)
INVESTING ACTIVITIES
Capital expenditures	(66)	(11)	(9)	(86)
Net cash used in investing activities	(66)	(11)	(9)	(86)
FINANCING ACTIVITIES
Members’ capital contributions	19,713	9,951	7,822	39,072
Net cash provided by financing activities	19,713	9,951	7,822	39,072
Net (decrease) increase in cash and cash equivalents	(954)	2,358	1,409	3,492
Cash and cash equivalents at beginning of period	4,446	2,088	679	—
Cash and cash equivalents at end of period	$3,492	$4,446	$2,088	$3,492

See accompanying notes to financial statements.

AMERICAN SHALE OIL, LLC (A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Business and Summary of Significant Accounting Policies

Description of Business
American Shale Oil, LLC (the “Company”) is one of three holders of leases awarded by the U.S. Bureau of Land Management to research, develop and demonstrate in-situ technologies for potential commercial shale oil production (“RD&D Lease”) in western Colorado. The Company’s RD&D Lease covers an area of 160 acres. The lease runs for a ten year period beginning on January 1, 2007, and is subject to an extension of up to five years if the Company can demonstrate that a process leading to the production of commercial quantities of shale oil is diligently being pursued. If the Company can demonstrate the economic and environmental viability of its technology, it will have the opportunity to submit a one-time payment pursuant to the Oil Shale Management Regulations and convert its RD&D Lease to a commercial lease on 5,120 acres which overlap and are contiguous with the 160 acres in its RD&D Lease. The Company is in the development stage and had no revenues since its inception.

The financial statements have been prepared on a going concern basis. The Company incurred aggregate net losses of $42.0 million for the period from its inception on April 10, 2008 to July 31, 2011. These incurred losses raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is wholly dependent upon its ability to obtain adequate financing. The Company will require substantial additional funds to finance its ongoing development activities, and will have a continuing long-term need to obtain additional financing. Through July 31, 2011, the Company’s funding was provided by the members of the Company. Future funding from the members is dependent upon, among other things, successful progress of the development of the Company’s shale oil technology. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Research and Development Costs
Costs for research and development are charged to expense as incurred.

Environmental Obligations
The Company’s oil shale development activities are subject to various federal and state laws and regulations governing the protection of the environment. The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations. The Company is required to make deposits with a state agency to secure future site reclamation and other environmental obligations. At July 31, 2011, the deposit amount was $0.6 million and the accrual for site reclamation and environmental obligations was $0.4 million. At July 31, 2010, the deposit amount was $0.5 million (Unaudited) and the accrual for site reclamation and environmental obligations was $0.2 million (Unaudited). The deposits were included in other assets, and the accruals, which were not discounted, were included in other liabilities in the balance sheets. Estimating this accrual requires significant judgment and assumptions by management. Should the estimates and assumptions prove to be incorrect, the Company may be required to record additional expense in future periods and such expense could be material.

Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company holds cash and cash equivalents at financial institutions, which often exceed FDIC insured limits. Historically, the Company has not experienced any losses due to such concentration of credit risk.

Property and Equipment
Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives, which is 5 years.

Income Taxes
The Company is a limited liability company which is classified as a partnership for federal income tax purposes. The Company’s income or loss is passed-through to its members and, accordingly, the Company does not pay income taxes. Therefore, no provision for or benefit from income taxes in recorded in the accompanying financial statements.

Contingencies
The Company accrues for loss contingencies when both (a) information available prior to issuance of the financial statements indicates that it is probable that a liability had been incurred at the date of the financial statements and (b) the amount of loss can reasonably be estimated. When the Company accrues for loss contingencies and the reasonable estimate of the loss is within a range, the Company records its best estimate within the range. When no amount within the range is a better estimate than any other amount, the Company accrues the minimum amount in the range. The Company discloses an estimated possible loss or a range of loss when it is at least reasonably possible that a loss may have been incurred.

Fair Value Measurements
At July 31, 2011, there were no assets and liabilities measured at fair value on a recurring basis.

Recently Adopted Accounting Standards and Recently Issued Accounting Standards Not Yet Adopted
In September 2009, the Company adopted changes issued by the Financial Accounting Standards Board (“FASB”) to the authoritative hierarchy of U.S. GAAP. These changes establish the FASB Accounting Standards Codification™, or Codification, as the source of authoritative U.S. GAAP for all non-governmental entities. Rules and interpretive releases of the U.S. Securities and Exchange Commission (the “SEC”) under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. The Codification did not change or alter existing U.S. GAAP. These changes had no impact on the Company’s financial position, results of operations or cash flows.

In January 2010, the FASB amended the accounting standard relating to extractive activities-oil and gas to align its oil and gas reserve estimation and disclosure requirements with the requirements of the SEC’s final rule, Modernization of the Oil and Gas Reporting Requirements, that was issued on December 31, 2008. The amendments are designed to modernize and update the oil and gas disclosure requirements and related definitions to align them with current practices and changes in technology. One of the provisions of the amendments is the expansion of the definition of oil- and gas-producing activities to include the extraction of saleable hydrocarbons, in the solid, liquid or gaseous state, from oil sands, shale, coalbeds, or other nonrenewable natural resources that are intended to be upgraded into synthetic oil or gas, and activities undertaken with a view to such extraction. The Company is currently performing research and development activities. The Company’s activities will meet the new definition of oil- and gas-producing activities if and when it begins extraction or production of saleable hydrocarbons from oil shale. If and when this occurs, the Company will comply with the amended disclosure requirements, as well as begin to account for its activities using one of the two accounting methods for oil and gas production under U.S. GAAP, namely full-cost or successful-efforts.

Note 2—Property and Equipment

Property and equipment consists of the following:

July 31 (in thousands)	2011	2010
	(Audited)	(Unaudited)
Equipment	$65	$11
Computer software	13	9
Automobile	8	—
	86	20
Less accumulated depreciation	(11)	(5)
Property and equipment, net	$75	$15

Note 3—Members’ Interest

In April 2008, American Shale Oil Corporation, a subsidiary of IDT Corporation, acquired a 75% equity interest in the Company. As part of this purchase, American Shale Oil Corporation made certain commitments for future funding of the Company’s operations. In a separate transaction in April 2008, IDT Corporation acquired an additional 14.9% equity interest in the Company.

In March 2009, TOTAL E&P Research & Technology USA, (“Total”), a subsidiary of TOTAL S.A., the world’s fifth largest integrated oil and gas company, acquired from American Shale Oil Corporation a 50% member’s interest in the Company. As part of this transaction, Total made certain commitments for future funding of the Company’s operations. Immediately prior to this transaction, all owners other than American Shale Oil Corporation exchanged their ownership interest for a proportionate share of a 1% override on the Company’s future revenue. Following the transaction with Total, American Shale Oil Corporation and Total each owned a 50% interest in the Company.

Beginning in January 2011, Total may terminate its obligations to make capital contributions and withdraw as a member of the Company. If Total withdraws as a member of the Company, American Shale Oil Corporation may also terminate its obligations to make capital contributions and withdraw as a member of the Company.

Although, subject to certain exceptions, American Shale Oil Corporation and Total are not obligated to make additional contributions to the Company beyond their respective commitments, they could dilute or forfeit their ownership interests in the Company if they fail to contribute their respective shares for additional funding.

Note 4—Related Party Transactions

American Shale Oil Corporation and Total (collectively, the “Members”) charge the Company for their personnel who provide technical assistance for the Company’s research, development and demonstration activities. In addition, American Shale Oil Corporation charges the Company for accounting, accounts payable, human resources, treasury and certain management services.

The change in the Company’s due to Members balance was as follows:

	Year ended July 31,
(in thousands)	2011	2010	2009	For the period from April 10, 2008 (inception) to July 31, 2011
	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
BALANCE AT BEGINNING OF PERIOD	$190	$193	$1,586	$—
Amounts charged by Members	2,024	1,683	2,674	7,967
Payments	(2,087)	(1,686)	(33)	(3,806)
Amount due to AMSO capitalized in connection with March 2009 transaction with Total	—	—	(4,034)	(4,034)
BALANCE AT END OF PERIOD	$127	$190	$193	$127
AVERAGE BALANCE DURING THE PERIOD	$158	$192	$890	$472

Note 5—Commitments and Contingencies

Environmental Obligations
See Note 1 for contingencies relating to environmental obligations.

Lease Commitments
The Company had obligations for operating rent payments as of July 31, 2011 of $0.1 million in fiscal 2012.

Rental expense under operating leases was $0.1 million in fiscal 2011. Rental expense under operating leases was less than $0.1 million (Unaudited) in each of fiscal 2010 and fiscal 2009, and $0.2 million (Unaudited) in the period from April 10, 2008 (inception) through July 31, 2011.

Purchase Commitments
The Company had purchase commitments of $1.6 million as of July 31, 2011.

Note 6—Subsequent Events

In August 2011, the Members made aggregate additional capital contributions to the Company of $6.9 million.